Exhibit 99.2

Remy International, Inc. Announces Three-Year $100 Million Share Repurchase Program

Pendleton, Indiana, February 18, 2015 / PRNewswire/ – Remy International, Inc. (NASDAQ:REMY) announced today that the Board of Directors has approved a share repurchase program, effective February 23, 2015, under which Remy may repurchase up to $100 million of its outstanding ordinary shares.  Purchases may be made from time to time in the open market at prevailing prices or in privately negotiated transactions through February 28, 2018.

"Today's announcement illustrates the Board's continued confidence in our cash generation capability," said Jay Pittas, Remy President and CEO. "This share repurchase program demonstrates our commitment to enhancing value for our shareholders."

About Remy International, Inc.
Founded by the Remy Brothers in 1896, Remy International, Inc. is a leading global manufacturer and remanufacturer of alternators, starter motors and electric traction motors. Headquartered in Pendleton, IN, with global operations across five continents and 10 countries, Remy International markets products under the Delco Remy®, Remy®, World Wide Automotive® and USA Industries® brands. Known for innovation, efficiency, quality, and best-in-class customer service and support, Remy International’s products are integrated by leading industrial, specialty, automotive and heavy-duty OEMs, and aftermarket providers worldwide. We Start the World & Keep It RunningTM. www.remyinc.com

Contact:  Remy International
Shareholder Services Contact:  Angela Matney (matney.angela@remyinc.com | 765-778-6675)

SOURCE Remy International, Inc.